Issuer Free Writing Prospectus
Relating to S-1 Registration Statement
Filed Pursuant to Rule 433
Registration No. 333-139937
March 22, 2007

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

MP ENVIRONMENTAL FUNDING LLC
Issuer

Up to $345,000,000*

PE ENVIRONMENTAL FUNDING LLC
Issuer

Up to $115,000,000*

Senior Secured Sinking Fund Environmental Control Bonds, Series A

Anticipated Offerings*

MP Funding Bonds**
Tranche[1]	Expected Average Life (Years)	Size ($)	Scheduled Maturity[2]	Scheduled Sinking Fund Payments Begin	No. of Scheduled Semi-annual Sinking Fund Payments
A-1	4	84.5	July, 2014	January, 2008	14
A-2	10	79.0	July, 2019	July, 2014	11
A-3	16	154.0	July, 2026	July, 2019	15
A-4	20	27.5	July, 2027	July, 2026	3

PE Funding Bonds**
Tranche[1]	Expected Average Life (Years)	Size ($)	Scheduled Maturity[2]	Scheduled Sinking Fund Payments Begin	No. of Scheduled Semi-annual Sinking Fund Payments
A-1	4	28.0	July, 2014	January, 2008	14
A-2	10	26.5	July, 2019	July, 2014	11
A-3	16	51.0	July, 2026	July, 2019	15
A-4	20	9.5	July, 2027	July, 2026	3

Transaction Summary

A special West Virginia statute (the “Financing Act”) authorizes the Public Service Commission of West Virginia (the “PSC”) to issue irrevocable financing orders supporting the issuance of environmental control bonds. The Financing Act seeks to lower the cost to electricity consumers of the financing of the construction and installation of emission control equipment at electric-generating facilities in West Virginia and to allow the use of more West Virginia mined coal in the production of electricity at West Virginia-based generating plants.

The PSC issued an irrevocable financing order to Monongahela Power Company (“Mon Power”) and The Potomac Edison Company (“Potomac Edison”, and, together with Mon Power, the “Utilities”, and each, a “Utility”) on April 7, 2006, which was amended on
_______________________
1 Each tranche pays principal sequentially but interest simultaneously.
2 The legal final maturity (i.e., the date by which the principal must be repaid to prevent a default) of each tranche of the Bonds (as defined below) is ___ years after the scheduled maturity date for Tranches __ through ___ [and ____ year(s) after the scheduled maturity date for Tranche ___.]

* Preliminary; subject to change.
** As defined below.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

June 13, 2006 and January 17, 2007 (the “Financing Order”). Pursuant to the Financing Order, Mon Power and Potomac Edison established MP Environmental Funding LLC (the “MP Issuer”) and PE Environmental Funding LLC (the “PE Issuer”, and, together with the MP Issuer, the “Issuers” and each, an “Issuer”), respectively, as bankruptcy-remote finance subsidiary companies to issue the respective series of Bonds (as defined and described below) to pay for construction and installation of flue gas desulfurization equipment at Mon Power’s Fort Martin generation facility in West Virginia, together with related financing and administrative costs. MP Issuer is issuing up to $345,000,000* of its Senior Secured Sinking Fund Environmental Control Bonds, Series A in multiple tranches (the “MP Funding Bonds”) and PE Issuer is issuing up to $115,000,000* of its Senior Secured Sinking Fund Environmental Control Bonds, Series A in multiple tranches (the “PE Funding Bonds”, and, together with the MP Funding Bonds, the “Bonds”, and, each of the MP Funding Bonds and the PE Funding Bonds, a “series” of Bonds).

Each series of Bonds is the senior secured obligation of the respective Issuer. Each series of Bonds is secured by the respective Issuer’s environmental control property (“Environmental Control Property”), which includes the right, and the obligation while the related series of Bonds is outstanding, to impose, charge, collect and receive special, irrevocable nonbypassable charges (“Environmental Control Charges”) to be paid by all electric service customers (individuals, corporations, other business entities, the State of West Virginia and other federal, state and local governmental entities) located within the related Utility’s West Virginia service territory on a joint and several basis. It includes the right to implement a true-up mechanism in respect of the related Environmental Control Charges, the right to receive all revenues and collections resulting from the related Environmental Control Charges, and other rights and interests that arise under the Financing Order. Each Utility’s West Virginia service territory includes the geographic area in which such Utility provided electric delivery service to customers as of April 7, 2006, plus any subsequent enlargements of such geographic area in West Virginia within which such Utility subsequently comes to provide electric service. Mon Power is the servicer with regard to the MP Funding Bonds and Potomac Edison is the servicer with regard to the PE Funding Bonds.

The Financing Act and Financing Order mandate that the Environmental Control Charges be adjusted at least semi-annually, or more frequently if necessary, to guarantee recovery of amounts sufficient to make all scheduled payments of principal and interest on the related series of Bonds on a timely basis. Through this adjustment mechanism, all electric customers within a service territory share in the liabilities of all other electric service customers in such service territory for the payment of related Environmental Control Charges on a joint and several basis. However, no such joint and several liability will exist between the customers of Potomac Edison and the customers of Mon Power. We refer to these adjustments as the PSC guaranteed true-up mechanism or the true-up mechanism.

The PSC guarantees that it will act pursuant to the irrevocable Financing Order as expressly authorized by the Financing Act to ensure that Environmental Control Charges are sufficient to make all scheduled payments of principal and interest on the Bonds on a timely basis. This performance guarantee is direct, explicit, irrevocable, and will be unconditional upon issuance of the Bonds, and is legally enforceable against the PSC, which is a United States public sector entity.

The Bonds do not constitute a debt, liability or other legal obligation of, or interest in, Mon Power, Potomac Edison or any of their other affiliates. The Bonds are not a general obligation of the State of West Virginia, the PSC or any other governmental agency or instrumentality, and are not a charge on the full faith and credit or taxing power of the State of West Virginia or any other governmental agency or instrumentality. However, the State of West Virginia and other federal, state and local governmental entities, as electric service customers, will be obligated to pay Environmental Control Charges to make debt service payments on the Bonds.

This combined Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any Bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 14-16 below. Any disclosure in this combined Preliminary Term Sheet relating only to a specific Issuer shall be deemed to be provided by such Issuer only and shall not be deemed to be filed or provided by the other Issuer for any purpose and should not be relied upon as such.

All matters relating to the structuring, marketing and pricing of the Bonds have been considered jointly by Mon Power, Potomac Edison and the designated personnel of the PSC and the PSC’s financial advisor. The financial advisor to the PSC is

Saber Partners, LLC
__________________

Underwriters:

Barclays Capital                            First Albany Capital                    Loop Capital Markets, LLC
                Bear, Stearns & Co. Inc.                        Scotia Capital

* Preliminary; subject to change

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

COMPARATIVE SUMMARY OF TERMS

	MP FUNDING BONDS	PE FUNDING BONDS
Securities Offered
Senior Secured Sinking Fund Environmental Control Bonds of MP Environmental Funding LLC, as listed on the cover page of this Preliminary Term Sheet, scheduled to pay principal [semi-annually] [quarterly] and sequentially in accordance with the sinking fund schedule described on page 12.

Senior Secured Sinking Fund Environmental Control Bonds of PE Environmental Funding LLC, as listed on the cover page of this Preliminary Term Sheet, scheduled to pay principal [semi-annually] [quarterly] and sequentially in accordance with the sinking fund schedule described on page 12.

TRACE Eligible	Following the initial offering, secondary market transactions in the Bonds will be reported in the NASD’s Trade Reporting and Compliance Engine (“TRACE”).	Same as for MP Funding Bonds.
Preliminary and Required Ratings AAA/Aaa/AAA
The MP Funding Bonds are required to be rated “AAA” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., “Aaa” by Moody’s Investors Service, and “AAA” by Fitch, Inc. as a condition of issuance and are preliminarily rated by each agency as such.

Same as for MP Funding Bonds.
Optional Redemption	None. Non-callable for the life of the Bonds.	Same as for MP Funding Bonds.
Average Life	Stable. Prepayment is not permitted; there is no prepayment risk.	Same as for MP Funding Bonds.
Payment Dates and Interest Accrual
Fixed rate Bonds: interest payable semi-annually, [_____ 1 and ____ 1]. Interest will be calculated on a 30/360 basis. The first scheduled interest and principal payment date is [_____ 1, 2007].

[Floating rate Bonds: interest payable quarterly, [____ 1, ____ 1, ____ 1 and ______ 1]. Interest will be calculated on an actual/360 basis. The first scheduled interest payment date is [______ 1, 2007] and the first scheduled principal payment date is [_______ 1, 2007].

Interest is due on each payment date, and principal is due upon the final maturity date for each tranche. Failure to pay the entire outstanding principal amount of the MP Funding Bonds of any tranche by the final maturity date for such tranche will result in an event of default.

Same as for MP Funding Bonds (assuming concurrent issuance).

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
Use of Proceeds
Proceeds of the offering may be used solely to finance (i) environmental control costs and (ii) upfront financing costs (as each is defined in the Financing Order), including certain costs relating to the construction and installation of flue gas desulfurization equipment at Mon Power’s Fort Martin generation facility in West Virginia. Mon Power will deliver these proceeds to the indenture trustee to be placed in a project fund to be used to fund the cost of constructing and installing certain environmental emission control facilities at Mon Power’s Fort Martin generating station.

Paid to Mon Power as prepayment for power, to be used by Mon Power as described in the immediately left column.
Issuer and Capital Structure
The MP Issuer is a bankruptcy-remote limited liability company finance subsidiary that is indirectly wholly-owned by Mon Power. It may at its sole discretion acquire additional separate property (including property other than environmental control property) and issue one or more additional series of securities that are supported by such additional and separate property or other collateral. However, additional securities may not be issued if such issuance would result in the credit ratings on any outstanding series of environmental control bonds, including any outstanding MP Funding Bonds, being reduced or withdrawn.

PE Issuer is organized the same, except that the PE Issuer is indirectly wholly-owned by Potomac Edison.
Credit/Security
The MP Funding Bonds are secured by the related Environmental Control Property. Environmental Control Property includes the right, and the obligation while the MP Funding Bonds are outstanding, to impose a charge on all electric service customers with Mon Power’s service territory which will be collected and remitted as frequently as daily to the bond trustee and adjusted at least semi-annually to guarantee payment of principal and interest on the MP Funding Bonds on a timely basis. Funds on deposit in the related collection account and subaccounts and MP Issuer’s rights under various transaction documents are also pledged to secure the Bonds.

Same as MP Funding Bonds, except the related Environmental Control Charge will be imposed (and adjusted) on all electric service customers in Potomac Edison’s West Virginia service territory.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
Environmental Control Property
Environmental Control Property is a present property right created by the Financing Act and the Financing Order and is protected by the State Pledge. It is not a receivable and the MP Funding Bonds are not secured by a pool of receivables. It is the irrevocable right, and the obligation while the MP Funding Bonds are outstanding, to impose, charge, collect and receive Environmental Control Charges from all of Mon Power’s West Virginia electric service customers, including all individuals, corporations, other business entities, the State of West Virginia and other federal, state and local governmental entities located within Mon Power’s West Virginia service territory. Environmental Control Property also includes the right to implement the true-up mechanism so that Environmental Control Charges will be set and adjusted at least semi-annually to guarantee collection of amounts sufficient to pay principal and interest on a timely basis.

In general, Environmental Control Property requires:

1. a charge to be imposed on all electric service customers in Mon Power’s West Virginia service territory;

2. the charge to be collected and remitted to the indenture trustee as frequently as on a daily basis to provide for payments in respect of our bonds; and

3. the charge to be adjusted at least semi-annually, and perhaps more frequently, to guarantee recovery of amounts sufficient to make all scheduled payments of principal and interest on the bonds on a timely basis.

Same as the Environmental Control Property securing the MP Funding Bonds, except that the Environmental Control Charges will be imposed, charged, collected and received from all of Potomac Edison’s West Virginia electric service customers.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
West Virginia State Pledge
The State of West Virginia pledges to and agrees with the bondholders, any assignee and any financing parties that the State of West Virginia will not take or permit any action that impairs the value of environmental control property or, except as part of the true-up mechanism, reduce, alter or impair environmental control charges that are imposed, collected and remitted for the benefit of the bondholders, any assignee, and any financing parties, until all principal and interest payments in respect of MP Funding Bonds, all financing costs and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full. We refer to this agreement as the State Pledge.

Neither the MP Funding Bonds nor the property securing the MP Funding Bonds is a general obligation of the State of West Virginia or any other governmental agency, authority or instrumentality of the State of West Virginia (including the PSC), nor is the State of West Virginia or any political subdivision of the State of West Virginia obligated to levy any tax or make any appropriation for the payment of the MP Funding Bonds. However, the State of West Virginia and other federal, state and local governmental entities, as electric customers, will be obligated to pay environmental control charges to make debt service payments on the MP Funding Bonds.

The State Pledge applies equally to the PE Funding Bonds. Same as MP Funding Bonds.
Environmental Control Charges are Nonbypassable; May Not Be Avoided
Environmental Control Charges are nonbypassable: they may not be avoided by any of Mon Power’s electric delivery service customers for so long as any MP Funding Bonds are outstanding, whether or not such customers may become entitled by law to purchase electric generation services from a provider other than Mon Power or subsequently receive electric delivery service from another public utility or other entity operating in the same service territory. Even customers who self-generate their electricity must pay Environmental Control Charges to the extent that such customers use the delivery system of either Mon Power or any other person to transport self-generated power or to receive power (including, but not limited to, emergency back-up power) from Mon Power or any other person.

Environmental Control Charges may also not be avoided by any of Potomac Edison’s electric delivery service customers for so long as any PE Funding Bonds are outstanding, in the same manner as described in the immediately left column.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
True-Up Mechanism is Guaranteed by the PSC
The PSC will adjust Environmental Control Charges on all electric service customers at least semi-annually to guarantee the recovery of revenues sufficient to provide timely payment of scheduled principal and interest on the MP Funding Bonds. The PSC guarantees that it will act pursuant to the irrevocable Financing Order as expressly authorized by the Financing Act to guarantee that Environmental Control Charge revenues are sufficient to pay all scheduled principal and interest on the MP Funding Bonds on a timely basis.

Same as MP Funding Bonds.
No Limit on Level or Timing of Environmental Control Charges
There is no “cap” or limit on the level of Environmental Control Charges that may be imposed on electric service customers to pay scheduled principal and interest on the MP Funding Bonds on a timely basis. In addition, there is no time limit on the authority to impose, charge, collect or receive Environmental Control Charges to pay scheduled principal and interest on the MP Funding Bonds.

Same as MP Funding Bonds.
Joint and Several Liability of All Customers
Through the true-up mechanism, all electric service customers (including individuals, corporations, other business entities, the State of West Virginia and other federal, state and local governmental entities) share in the liabilities of all other electric customers within Mon Power’s service territory on a joint and several basis for the payment of Environmental Control Charges.

Same as MP Funding Bonds, with respect to the customers in Potomac Edison’s West Virginia service territory. No such joint and several liability will exist between the customers of Potomac Edison and the customers of Mon Power.

Effect on Credit Risk
The broad-based nature of the true-up mechanism and the State Pledge serve to effectively eliminate, for all practical purposes and circumstances, any credit risk to the payment of the MP Funding Bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest of each issue of Bonds when due). (See also the Financing Order, Finding of Fact No. 60.)

Same as MP Funding Bonds.
OTHER CONSIDERATIONS
Tax Treatment	Fully taxable; treated as debt for U.S. federal income tax purposes.	Same as MP Funding Bonds.
ERISA Eligible	Yes, as described in the prospectus.	Same as MP Funding Bonds.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
20% International Risk Weighting under the Basel Accord
If held by financial institutions subject to regulation in countries (other than the United States) that have adopted the 1988 International Convergence of Capital Measurement and Capital Standards of the Basel Committee on Banking Supervision (as amended, the Basel Accord), the MP Funding Bonds may attract the same risk weighting as “claims on” or “claims guaranteed by” non-central government bodies within the United States, which are accorded a 20% risk weighting.

We understand that the United Kingdom’s Financial Services Authority has issued individual guidance letters to one or more investors in transactions not involving us or our affiliates that an investment in bonds issued under a Texas statute similar to the Financing Act can be accorded a 20% risk weighting, which is similar to the risk weighting assigned to U.S. Agency corporate securities (FNMA, FHLMC, etc.).

However, we cannot assure you that the MP Funding Bonds will attract a 20% risk weighting treatment under any national law, regulation or policy implementing the Basel Accord and are not aware of any investor that has requested or received such treatment for the MP Funding Bonds. You should consult applicable regulators before making any investment.

Same as MP Funding Bonds.
Surveillance/Internet-Based Information Post-Issuance /Dedicated Web Address
Allegheny Energy, Inc., the parent of Mon Power, will establish a dedicated web address for the life of the MP Funding Bonds. In addition, all periodic reports that we are required to file with the SEC, the principal transaction documents and other information concerning the environmental control charges and security relating to the MP Funding Bonds will be posted at such web address, which is currently located at www.alleghenyenergy.com.

Same as MP Funding Bonds.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

	MP FUNDING BONDS	PE FUNDING BONDS
OTHER TRANSACTION PARTIES
Parent/Servicer
Mon Power is an electric utility that engages in generation, transmission and distribution of electric power in West Virginia under the name Allegheny Power. As of December 31, 2006, Mon Power served approximately 375,000 electric customers in a service area that covers approximately 12,400 square miles and contains a population of approximately 776,000. As of December 31, 2006, Mon Power’s transmission and distribution (T&D) system consisted of 22,824 miles of T&D lines, including 246 miles of 500-kilovolt transmission lines, and 277 T&D substations.

Mon Power is subject to regulation by the PSC, the Federal Energy Regulatory Commission and other federal, state and local governmental authorities.

Potomac Edison is an electric utility that engages in transmission and distribution of electric power in Maryland, Virginia, and West Virginia under the name Allegheny Power. As of December 31, 2006, Potomac Edison served approximately 125,042 electric customers in West Virginia in a service area that covers approximately 2,612 square miles and contains a population of approximately 259,723. As of December 31, 2006, Potomac Edison’s transmission and distribution (T&D) system consisted of 7,215 miles of T&D lines, including 65 miles of 500-kilovolt transmission lines, and 70 T&D substations.

Potomac Edison is subject to regulation by the PSC, the Federal Energy Regulatory Commission and other federal, state and local governmental authorities.

PSC Financial Advisor
Saber Partners, LLC (“Saber”). Certain financial advisory services, including any activities that may be considered activities of a broker dealer, will be assigned to Saber Capital Partners, LLC, a wholly-owned subsidiary of Saber Partners, LLC.

Same as MP Funding Bonds.
Bookrunners	Barclays Capital, First Albany Capital and Loop Capital Markets, LLC	Same as MP Funding Bonds.
Underwriting Syndicate	Bear, Stearns & Co. Inc. and Scotia Capital.	Same as MP Funding Bonds.
SETTLEMENT
Indenture Trustee	U.S. Bank National Association.	Same as MP Funding Bonds.
Expected Settlement	Settling flat. DTC, Clearstream and Euroclear. ____________, 2007.	Same as MP Funding Bonds.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

Flow of Funds to Bondholders

1 “Servicer” refers to Mon Power, in the case of the MP Funding Bonds, and Potomac Edison, in the case of the PE Funding Bonds.
2 “Issuer” refers to the MP Issuer, in the case of the MP Funding Bonds, and the PE Issuer, in the case of the PE Funding Bonds.
3 By Standard & Poor’s, Moody’s Investors Service, and Fitch, Inc., respectively.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

Key Questions and Answers on the Credit/Security (PSC Guaranteed True-Up Mechanism)

NOTE:  Each reference to the “Bonds” below shall be deemed to refer to either series of Bonds, unless the context dictates otherwise.

Q1:    Could the Financing Order be rescinded or altered or the PSC fail to implement the true-up mechanism?

A: No. Once the Bonds are issued, the Financing Order is irrevocable. The true-up mechanism and all other obligations of the State of West Virginia and the PSC set forth in the Financing Order are direct, explicit, irrevocable and will be unconditional upon issuance of the Bonds, and are legally enforceable against the State of West Virginia and the PSC.

Q2:    Could the Financing Act be repealed or altered in a manner that will impair the value of the security or prevent timely repayment of the Bonds?

A:       No. The State of West Virginia cannot take or permit any action that impairs the value of the security or the timely repayment of the Bonds.

Q3:    Is there any cap or limit on the amount of the charge for any customer?

A:       No.

Q4:    What happens if, for any reason, electricity usage and, as a result, related Environmental Control Charges, are less than projected at any time over the life of the Bonds?

A:      The related Environmental Control Charges paid by all related customers will be increased to guarantee payment of the Bonds pursuant to the true-up mechanism.

Q5:    Are there any circumstances in which, or any reason why, the true-up mechanism would not be applied to customer bills, e.g., economic recession, temporary power shortages, blackouts, LBO or bankruptcy of the parent company?

A:       No. Once the Bonds are issued, the provisions of the irrevocable Financing Order that relate to the Bonds (including the true-up mechanism) are unconditional. If collections differ or are projected to differ from forecasted revenues, regardless of the reason, the Utilities are required at least semi-annually to submit to the PSC a proposed adjustment to the Environmental Control Charges as necessary to guarantee expected recovery of amounts sufficient to provide timely payment of principal and interest on the Bonds. The PSC directly, explicitly, irrevocably and unconditionally guarantees to adjust the charges to whatever level is necessary to repay the Bonds on a timely basis.

Q6:    Can customers avoid paying Environmental Control Charges if they switch electric generation service providers?

A:       No. The Environmental Control Charges are non-bypassable and cannot be avoided by any customer. The Issuers are entitled to collect Environmental Control Charges from electric service customers even if those customers elect to purchase electric generation services from another provider or if the related Utility goes out of business. Even customers who self-generate their electricity must pay Environmental Control Charges to the extent that such customers use the related Utility’s delivery system to transport self-generated power or receive power (including, but not limited to, emergency back-up power) from such Utility or a third party.

Q7:    How are customers responsible for paying Environmental Control Charges on a joint and several basis?

A:       In the event that some customers leave a Utility’s West Virginia service territory or for whatever reason fail to pay the related Environmental Control Charges that service the related Bonds, the customers that continue to demand electricity for consumption within that Utility’s West Virginia service territory, pursuant to the true-up mechanism, would be responsible for paying Environmental Control Charges, including Environmental Control Charges that were allocable to the defaulting customers, sufficient to service the related Bonds on a timely basis. As a result, in the event that all private sector customers leave a Utility's service area or fail to pay the related Environmental Control Charges for any reason, the related West Virginia public sector customers (state and local government customers), through the true-up mechanism, would be responsible for paying the Environmental Control Charges at a level sufficient to guarantee payment of the Bonds on a timely basis. See “PSC Guaranteed True-Up Mechanism for Payment of Scheduled Principal and Interest” below.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

Sinking Fund Schedules*

	$345 Million MP Funding Bonds				$115 Million PE Funding Bonds
Payment Date	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4
Tranche Size	$84,500,000*	$79,000,000*	$154,000,000*	$27,500,000*	$28,000,000*	$26,500,000*	$51,000,000*	$9,500,000*

1/1/2008	$8,885,388				$2,725,386
7/1/2008	$5,204,337				$1,797,538
1/1/2009	$5,215,820				$1,674,933
7/1/2009	$5,463,208				$1,888,670
1/1/2010	$5,477,065				$1,767,240
7/1/2010	$5,733,153				$1,976,103
1/1/2011	$5,755,690				$1,860,209
7/1/2011	$6,017,393				$2,070,269
1/1/2012	$6,046,710				$1,958,087
7/1/2012	$6,315,793				$2,168,945
1/1/2013	$6,353,976				$2,061,374
7/1/2013	$6,628,997				$2,273,837
1/1/2014	$6,675,659				$2,168,891
7/1/2014	$4,726,811	$2,230,137			$1,608,519	$773,549
1/1/2015		$7,016,359				$2,282,773
7/1/2015		$7,310,434				$2,500,063
1/1/2016		$7,384,687				$2,406,834
7/1/2016		$7,687,075				$2,625,741
1/1/2017		$7,771,537				$2,536,107
7/1/2017		$8,082,402				$2,756,534
1/1/2018		$8,179,280				$2,672,563
7/1/2018		$8,499,214				$2,896,482
1/1/2019		$8,607,214				$2,815,592
7/1/2019		$6,231,661	$2,705,446			$2,233,762	$807,734
1/1/2020			$9,060,587				$2,966,939
7/1/2020			$9,408,804				$3,198,846
1/1/2021			$9,551,628				$3,131,817
7/1/2021			$9,912,120				$3,366,838
1/1/2022			$10,068,490				$3,304,529
7/1/2022			$10,441,591				$3,542,501
1/1/2023			$10,614,108				$3,486,987
7/1/2023			$11,000,521				$3,729,813
1/1/2024			$11,187,861				$3,678,674
7/1/2024			$11,588,771				$3,925,097
1/1/2025			$11,793,240				$3,880,916
7/1/2025			$12,209,222				$4,132,275
1/1/2026			$12,431,225				$4,094,754
7/1/2026			$12,026,386	$837,017			$3,752,280	$598,365
1/1/2027				$13,103,270				$4,319,381
7/1/2027				$13,559,713				$4,582,254
Total Payments:	$84,500,000	$79,000,000	$154,000,000	$27,500,000	$28,000,000	$26,500,000	$51,000,000	$9,500,000

  *Preliminary; subject to change.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

PSC Guaranteed True-Up Mechanism for Payment of Scheduled Principal and Interest

The irrevocable Financing Order guarantees that the Environmental Control Charges will be reviewed and adjusted at least semi-annually to guarantee the recovery from all electric service customers of amounts sufficient to timely provide all payments of principal and interest and other required amounts and charges in connection with the Bonds. Environmental Control Property is not a pool of receivables and all electric service customers located within each Utility’s West Virginia service territory share in the liabilities of all other electric service customers within such service territory for the payment of the Environmental Control Charges on a joint and several basis. However, no such joint and several liability will exist between the customers of Potomac Edison and the customers of Mon Power.

The following describes the mechanics for implementing the true-up mechanism on all electric service customers. (See also “Key Questions and Answers on PSC Guaranteed True-Up Mechanism” on page 11.)

MANDATORY ROUTINE TRUE-UP ADJUSTMENTS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

STEP 1:
Every six months, beginning _____, 2007, each Utility computes the total dollar requirement for the related series of Bonds for the coming semi-annual period (the “Required Payments”), which includes scheduled principal and interest payments and all other permitted costs of the transaction, adjusted to correct any prior undercollection or overcollection.

STEP 2:	Each Utility allocates the Required Payments among respective specific customer classes.

STEP 3:	Each Utility forecasts the average demand by each customer class and consumption within such customer class.

STEP 4:
Each Utility divides the allocated Required Payments for each respective customer class by the forecasted average demand to determine the Environmental Control Charges for that customer class. Individual customers within each customer class will be billed for Environmental Control Charges based on their consumption.

STEP 5:
Each Utility must make a true-up filing with the PSC, specifying any adjustments to the related Environmental Control Charges as may be necessary, regardless of the reason for the difference between forecasted and required collections.

STEP 6:
The PSC will implement the true-up adjustments automatically in accordance with the time frame set forth in the Financing Order to guarantee payment of principal and interest on a timely basis. Any adjustment to the Environmental Control Charges resulting from any protest, other than mathematical errors, will not adversely affect the Bonds and will be implemented though adjustments to other rates and charges of the applicable Utility.

ADDITIONAL, NON-ROUTINE TRUE-UP ADJUSTMENTS FOR PAYMENT OF SCHEDULED PRINCIPAL AND INTEREST

Either the PSC’s staff or each Utility, with respect to the related series of Bonds, may also seek a non-routine true-up adjustment on the occurrence of an event that requires modification to the true-up mechanism to more precisely project and generate sufficient collections of Environmental Control Charges (e.g., due to the loss of a major industrial or commercial customer that represents a substantial portion of a Utility’s normal electric load). The PSC may approve a routine true-up adjustment concurrently with any proposed non-routine modification to the true-up mechanism.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

The Issuers have filed registration statements (including prospectuses) (Registration Nos. 333-139820 and 333-139937, respectively) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in those registration statements and other documents the Issuers have filed with the SEC for more complete information about the Issuers and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free at 1 (888) 227-2275 ext. 2663 (Barclays Capital), 1 (800) 762-1860 (First Albany Capital), or 1 (888) 294-8898 (Loop Capital Markets, LLC).

This combined Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectuses that will be prepared for the securities offerings to which this combined Preliminary Term Sheet relates. This combined Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this combined Preliminary Term Sheet is preliminary, and may be superseded by additional term sheets provided to you prior to the time you enter into a contract of sale. This combined Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The Bonds are being offered when, as and if issued. In particular, you are advised that these Bonds, and the Environmental Control Property securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of final prospectuses. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant tranche has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this combined Preliminary Term Sheet is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date “) it has not made and will not make an offer of the Bonds to the public in that Relevant Member State prior to the publication of a Prospectus in relation to the Bonds, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Bonds to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than EUR43,000,000 and (iii) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by the Issuers of a Prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of the Bonds to the public “ in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

NOTICE TO RESIDENTS OF THE PEOPLE’S REPUBLIC OF CHINA

The Bonds have not been and will not be registered under the Securities Law of the People’s Republic of China (as the same may be amended from time to time) and are not to be offered or sold to persons within the People’s Republic of China (excluding the Hong Kong and Macau Special Administrative Regions) unless permitted by the laws of the People’s Republic of China.

NOTICE TO RESIDENTS OF JAPAN

The Bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “SEL”), and the Bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including Japanese corporations) or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan, except that the offer and sale of the Bonds in Japan may be made only through private placement sale in Japan in accordance with an exemption available under the SEL and with all other applicable laws and regulations of Japan. In this paragraph, “a resident/residents of Japan” shall have the meaning as defined under the Foreign Exchange and Trade Law of Japan.

NOTICE TO RESIDENTS OF HONG KONG

Each Underwriter has represented and agreed that (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

NOTICE TO RESIDENTS OF SINGAPORE

The Bonds may be offered pursuant to (i) a private placement, (ii) Sections 274 and/or 275 of the SFA (as defined below) or (iii) an exemption under Division 5A of the Companies Financing Act.

If the Bonds are offered pursuant to a private placement, residents should note the following:

This combined Preliminary Term Sheet is confidential. They are addressed solely to and are for the exclusive use of the person named below. Any offer or invitation in respect of the Bonds is capable of acceptance only by such person and is not transferable. This combined Preliminary Term Sheet may not be distributed or given to any person other than the person named below and should be

MP Environmental Funding LLC PE Environmental Funding LLC	COMBINED Preliminary Term Sheet	ECBs

returned if such person decides not to purchase any Bonds. This combined Preliminary Term Sheet should not be reproduced, in whole or in part.

Name:
Number:

This combined Preliminary Term Sheet has not been registered as prospectuses with the Monetary Authority of Singapore. Accordingly, this combined Preliminary Term Sheet and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Bonds may not be circulated or distributed, nor may Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of Bonds to the public in Singapore.

If the Bonds are offered pursuant to Sections 274 and/or 275 of the SFA, residents should note the following:

This combined Preliminary Term Sheet has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this combined Preliminary Term Sheet and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Bonds may not be circulated or distributed, nor may Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor specified in Section 274 of the Securities and Futures Financing Act, Chapter 289 of Singapore (the “SFA”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

If the Bonds are offered pursuant to an exemption under Division 5A of the Companies Financing Act, residents should note the following:

The prospectuses relating to the Bonds (“Prospectuses”) will, prior to any sale of securities pursuant to the provisions of Section 106D of the Companies Financing Act (CAP.50), be lodged, pursuant to said Section 106D, with the registrar of Companies in Singapore, which will take no responsibility for its contents. However, neither this combined Preliminary Term Sheet nor the Prospectuses have been nor will they be registered as a prospectus with the registrar of Companies in Singapore. Accordingly, the Bonds may not be offered, and neither this combined Preliminary Term Sheet nor any other offering document or material relating to the Bonds may be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than to institutional investors or other persons of the kind specified in Section 106C and Section 106D of the Companies Financing Act or any other applicable exemption invoked under Division 5A of Part IV of the Companies Financing Act. The first sale of securities acquired under a Section 106C or Section 106D exemption is subject to the provisions of Section 106E of the Companies Financing Act.